EXHIBIT 21.1

SUBSIDIARIES OF CONTANGO OIL & GAS COMPANY

At June 30, 2009

100% Owned Subsidiaries:

Name of Subsidiary	State or Country in Which Organized
Contango Operators, Inc.	Delaware
REX Offshore Corporation	Delaware
COE Offshore, LLC	Delaware
Contango Venture Capital Corporation	Delaware
Contango Energy Company	Delaware

Partially Owned Subsidiaries:

Name of Subsidiary	State or Country in Which Organized
Republic Exploration LLC (32.3% owned by REX Offshore Corporation)	Delaware
Contango Offshore Exploration LLC (65.6% owned by COE Offshore Corporation)	Delaware